Exhibit 99.1

STOCKERYALE ADJOURNS SPECIAL MEETING IN LIEU OF ANNUAL MEETING

OF SHAREHOLDERS UNTIL MAY 23, 2008

Salem, N.H. — May 20, 2008 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced that it has adjourned the special meeting of its shareholders held today, without conducting any business, to provide StockerYale more time to solicit proxies and its shareholders additional time to consider and vote on the proposals at the special meeting. As of today’s date, the Company has received votes from shareholders that would constitute a proper quorum and that would constitute sufficient shareholder approval of each proposal for the shareholder meeting, as described in the Company’s April 21, 2008 proxy statement, except for the proposal to reincorporate the Company from Massachusetts to Delaware.

StockerYale will reconvene its special meeting of shareholders on Friday, May 23, 2008 at 11:30 a.m., Eastern Time, at the offices of Vitale, Caturano & Company, Ltd. at 80 City Square, Boston, Massachusetts 02129. StockerYale shareholders of record as of the close of business on March 26, 2008 will be entitled to vote at the special meeting.

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

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Contact:

The Piacente Group

Sanjay M. Hurry, (Investor Relations Counsel, StockerYale)

(212) 481-2050

sanjay@tpg-ir.com